Exhibit 4.1

INFOSPACE, INC.

SWITCHBOARD INCORPORATED STOCK INCENTIVE PLAN

1.	Establishment, Purpose, and Definitions.

(a)	There is hereby adopted the Switchboard Incorporated Stock Incentive Plan (the “Plan”) of InfoSpace, Inc., a Delaware corporation (the “Company”).

(b)	The purpose of the Plan is to provide a means whereby eligible individuals (as defined in paragraph 4, below) can acquire Common Stock of the Company (the “Stock”). The Plan provides employees, officers, directors, independent contractors, and consultants of the Company and of its Affiliates an opportunity to purchase shares of Stock pursuant to options which are not described in Section 422 or 423 of the Internal Revenue Code of 1986, as amended (the “Code”) (referred to as “nonqualified stock options”). The Plan also provides for the sale or bonus of Stock to eligible individuals in connection with the performance of services for the Company or its Affiliates. Finally, the Plan authorizes the grant of stock appreciation rights (“SARs”), either separately or in tandem with stock options, entitling holders to cash compensation measured by appreciation in the value of the Stock.

(c)	The term “Affiliates” as used in the Plan means parent or subsidiary corporations, as defined in Sections 424(e) and (f) of the Code (but substituting “the Company” for “employer corporation”), including parents or subsidiaries which become such after adoption of the Plan.

2.	Administration of the Plan.

(a)

The Plan shall be administered by the Board of Directors of the Company (the “Board”) or a committee or committees (which term includes subcommittees) appointed by, and consisting of one or more members of, the Board (the “Plan Administrator”). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding “nonemployee directors” as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible Participants to different committees consisting of one or more members of the Board, subject to such limitations as the Board or the Plan Administrator deems appropriate.

Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

(b)	The Plan Administrator shall determine which eligible individuals (as defined in paragraph 4, below) shall be granted options under the Plan, the timing of such grants, the terms thereof (including any restrictions on the Stock), and the number of shares subject to such options.

(c)	The Plan Administrator may amend the terms of any outstanding option granted under this Plan, but any amendment which would adversely affect the Optionee’s rights under an outstanding option shall not be made without the Optionee’s written consent. The Plan Administrator may, with the Optionee’s written consent, cancel any outstanding stock option or accept any outstanding stock option in exchange for a new option.

(d)	The Plan Administrator shall also determine which eligible individuals (as defined in paragraph 4, below) shall be issued Stock or SARs under the Plan, the timing of such grants, the terms thereof (including any restrictions), and the number of shares or SARs to be granted. The Stock shall be issued for such consideration (if any) as the Plan Administrator deems appropriate. Stock issued subject to restrictions shall be evidenced by a written agreement (the “Restricted Stock Purchase Agreement” or the “Restricted Stock Bonus Agreement”). The Plan Administrator may amend any Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement, but any amendment which would adversely affect the stockholder’s rights to the Stock shall not be made without his or her written consent.

(e)	The Plan Administrator shall have the sole authority, in its absolute discretion to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan, to construe and interpret the Plan, the rules and the regulations, and the instruments evidencing options or Stock granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Plan Administrator shall be binding on all participants.

3.	Stock Subject to the Plan.

(a)

An aggregate of not more than 480,826 shares of Stock shall be available for the grant of stock options or the issuance of Stock under the Plan. If an option is surrendered (except surrender for shares of Stock) or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan. Any Stock which is retained by the Company upon exercise of an option in order to satisfy the exercise price for such option or any withholding taxes due with respect to such option exercise shall be treated as issued to the Optionee and will thereafter not be available under the Plan.

(b)	If there is any change in the Stock subject to the Plan, an Option Agreement, a Restricted Stock Purchase Agreement, a Restricted Stock Bonus Agreement, or a SAR Agreement through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend, or other change in the capital structure of the Company, appropriate adjustments shall be made by the Plan Administrator in order to preserve but not to increase the benefits to the individual, including adjustments to the aggregate number, kind and price per share of shares subject to the Plan, an Option Agreement, a Restricted Stock Purchase Agreement, a Restricted Stock Bonus Agreement, or a SAR Agreement.

4.	Eligible Individuals. Individuals who shall be eligible to have granted to them the options, Stock or SARs provided for by the Plan shall be such employees, officers, directors, independent contractors and consultants of the Company or an Affiliate as the Plan Administrator, in its discretion, shall designate from time to time, subject to restrictions in applicable law.

5.	The Option Price.

(a)	The exercise price of the Stock covered by each nonqualified stock option shall be as determined by the Plan Administrator. The exercise price of an option shall be subject to adjustment to the extent provided in paragraph 3(b), above.

(b)	The fair market value shall be as established in good faith by the Plan Administrator or (i) if the Stock is listed on the Nasdaq National Market, the fair market value shall be the closing selling price for the stock as reported by the Nasdaq National Market for a single day or (ii) if the Stock is listed on the New York Stock Exchange or the American Stock Exchange, the fair market value shall be the closing selling price for the Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of the fair market value.

6.	Terms and Conditions of Options.

(a)	Each option granted pursuant to the Plan will be evidenced by a written Stock Option Agreement executed by the Company and the person to whom such option is granted.

(b)	The Plan Administrator shall determine the term of each option granted under the Plan.

(c)	The Stock Option Agreement may contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Plan Administrator.

7.	Terms and Conditions of Stock Purchases and Bonuses.

(a)	Each sale or grant of stock pursuant to the Plan will be evidenced by a written Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement executed by the Company and the person to whom such stock is sold or granted.

(b)	The Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement may contain such other terms, provisions and conditions consistent with this Plan as may be determined by the Plan Administrator, including not by way of limitation, restrictions on transfer, forfeiture provisions, repurchase provisions and vesting provisions. To the extent required by applicable law, any right of the Company to repurchase stock granted pursuant to a restricted stock purchase or restricted stock bonus at the original purchase price, if the right is assignable, the assignee must pay the Company upon assignment of the right cash equal to the difference between the original price and fair value if the original purchase price is less than fair value.

(c)	The purchase price of Stock sold hereunder pursuant to a Restricted Stock Purchase Agreement shall be the price determined by the Plan Administrator on the date the right to purchase Stock is granted.

8.	Terms and Conditions of SARs. The Plan Administrator may, under such terms and conditions as it deems appropriate, authorize the issuance of SARs evidenced by a written SAR agreement (which, in the case of tandem options, may be part of the option agreement to which the SAR relates) executed by the Company and the person to whom such SAR is granted. The SAR agreement may contain such terms, provisions and conditions consistent with this Plan as may be determined by the Plan Administrator.

9.	Use of Proceeds. Cash proceeds realized from the sale of Stock under the Plan shall constitute general funds of the Company.

10.	Amendment, Suspension, or Termination of the Plan.

(i)	The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided that such amendment, suspension or termination complies with all applicable requirements of state and federal law, including any applicable requirement that the Plan or an amendment to the Plan be approved by the Company’s stockholders.

(b)	No option may be granted nor any Stock issued under the Plan during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the affected individual’s consent, alter or impair any rights or obligations under any option previously granted under the Plan. The Plan shall terminate on October 22, 2009, unless previously terminated by the Board pursuant to this paragraph 10.

11.	The Plan Administrator shall establish and set forth in each instrument that evidences an option whether the option will continue to be exercisable, and the terms and conditions of such exercise, if an Optionee ceases to be employed by, or to provide services to, the Company or an Affiliate, which provisions may be waived or modified by the Plan Administrator at any time.

12.	Assignability. Each option granted pursuant to this Plan shall, during Optionee’s lifetime, be exercisable only by him, and the option shall not be transferable by Optionee by operation of law or otherwise other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit such transfer, assignment and exercisability and may permit an Optionee to designate a beneficiary who may exercise the option after the Optionee’s death; provided, however, that any option so transferred or assigned shall be subject to all the same terms and conditions contained in the instrument evidencing the option. Stock subject to a Restricted Stock Purchase Agreement or a Restricted Stock Bonus Agreement shall be transferable only as provided in such Agreement.

13.	Payment Upon Exercise of Options.

(a)

Payment of the purchase price upon exercise of any option granted under this Plan shall be made in cash, a certified check, bank draft, postal or express money order payable to the order of the Company, provided, however, that the Plan Administrator, in its sole discretion, may permit an Optionee to pay the option price in whole or in part (i) tendering (either actually or, if and so long as the Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Stock owned by the Optionee for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) on the day prior to the exercise date equal to the aggregate option exercise price; (ii) if and so long as the stock is registered under Section 12(b) or 12(g) of the Exchange Act, by delivery on a form prescribed by the Plan Administrator of an irrevocable direction to a securities broker approved by the Plan Administrator to sell shares and deliver all or a portion of the proceeds to the Company in payment for the Stock; (ii) by delivery of the

Optionee’s promissory note with such full recourse, interest, security, and redemption provisions as the Plan Administrator in its discretion determines appropriate; or (iii) in any combination of the foregoing. The amount of any promissory note delivered in connection with an option shall bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes. In addition, the Plan Administrator, in its sole discretion, may authorize the surrender by an Optionee of all or part of an unexercised option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Stock subject to such option and the aggregate option price of such Stock. In the Plan Administrator’s discretion, such payment may be made in cash, shares of Stock with a fair market value on the date of surrender equal to the payment amount, or some combination thereof. The purchase price for shares purchased under an option may also be paid by such other consideration as the Plan Administrator may permit.

(b)	In the event that the exercise price is satisfied by the Plan Administrator retaining from the shares of Stock otherwise to be issued to Optionee shares of Stock having a value equal to the exercise price, the Plan Administrator may issue Optionee an additional option, with terms identical to this option agreement, entitling Optionee to purchase additional Stock in an amount equal to the number of shares so retained.

14.	Withholding Taxes.

(a)	No Stock shall be granted or sold under the Plan to any participant, and no SAR may be exercised, until the participant has made arrangements acceptable to the Plan Administrator for the satisfaction of federal, state, and local income and social security tax withholding obligations, including without limitation obligations incident to the receipt of Stock under the Plan, the lapsing of restrictions applicable to such Stock, or the receipt of cash payments. Upon exercise of a stock option or lapsing or restriction on stock issued under the Plan, the Company may satisfy its withholding obligations by withholding from the Optionee or requiring the stockholder to surrender shares of the Company’s Stock sufficient to satisfy federal, state, and local income and social security tax withholding obligations.

(b)

In the event that such withholding is satisfied by the Company or the Optionee’s employer retaining from the shares of Stock otherwise to be issued to Optionee shares of Stock having a value equal to such withholding tax, the Plan Administrator may issue Optionee an additional option, with terms identical to the option agreement under which the option was received, entitling Optionee to purchase additional Stock in an amount equal to the number of shares so retained.

15.	Corporate Transaction.

(a)	For purposes of this Section 15, a “Corporate Transaction” shall include any of the following stockholder-approved transactions to which the Company is a party:

(i)	a merger or consolidation in which the Company is not the surviving entity, except for (1) a transaction the principal purpose of which is to change the state of the Company’s incorporation, or (2) a transaction in which the Company’s stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company’s stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

(iii)	any reverse merger in which the Company is the surviving entity but in which the Company’s stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction.

(b)

In the event of any Corporate Transaction, any option or outstanding SAR shall terminate and any restricted stock shall be reconveyed to or repurchased by the Company immediately prior to the specified effective date of the Corporate Transaction; provided, however, that to the extent permitted by applicable law, any unvested option, SAR or any restricted stock shall vest and become exercisable as to 25% of the unvested shares, or become nonforfeitable as to 25% of the forfeitable shares, as applicable, immediately prior to the specified effective date of the Corporate Transaction. Notwithstanding the foregoing, options, SARs or restricted stock shall not terminate if, in connection with the Corporate Transaction, they are to be assumed or substituted by the successor corporation or its parent company. If options, SARs or restricted stock are not assumed or substituted by the successor corporation or its parent pursuant to options, SARs or restricted stock agreements providing substantially equal value and having substantially equivalent provisions as the options, SARs or restricted stock granted pursuant to this Plan, such options, SARs or restricted stock shall vest and become exercisable or nonforfeitable, as applicable as to an additional 25% of the unvested shares or forfeitable shares, immediately prior to the specified effective date of the Corporate Transaction.

16.	No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Optionee, and no Optionee shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.	Severability. If any provision of the Plan or any option is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any option under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the option, such provision shall be stricken as to such jurisdiction, person or option, and the remainder of the Plan and any such option shall remain in full force and effect.